THIRD AMENDMENT TO THE
FUND ACCOUNTING SERVICING AGREEMENT

THIS THIRD AMENDMENT dated as of the 12th day of June, 2015, to the Fund Accounting Servicing Agreement dated as of September 12, 2012, as amended January 23, 2013 and October 16, 2014 (the “Agreement”), is entered into by and between FACTORSHARES TRUST, a Delaware statutory trust (the “Trust”) and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company ("USBFS").

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the Agreement to add the PureFunds ISE Big Data ETF and the PureFunds ISE Mobile Payments ETF; and

WHEREAS, Section 15 of the Agreement allows for its amendment by a written instrument executed by all parties.

NOW, THEREFORE, the parties agree as follows:

1.	Amended Exhibit A of the Agreement is hereby superseded and replaced in its entirety with Amended Exhibit A attached hereto.

2.	Amended Exhibit B with respect to the PureFunds ISE Cyber Security ETF is amended to apply to the PureFunds ISE Cyber Security ETF, PureFunds ISE Big Data ETF and PureFunds ISE Mobile Payments ETF.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Third Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

FACTORSHARES TRUST	U.S. BANCORP FUND SERVICES, LLC

By: /s/ Samuel Masucci, III	By: /s/ Michael R. McVoy

Name: Samuel Masucci, III	Name: Michael R. McVoy

Title: President	Title: Executive Vice President

Amended Exhibit A to the Fund Accounting Servicing Agreement

Separate Series of FactorShares Trust

Name of Series PureFunds ISE Junior Silver ETF PureFunds ISE Cyber Security ETF
PureFunds ISE Big Data ETF PureFunds ISE Mobile Payments ETF